UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Strongbridge Biopharma plc

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 13, 2018

Dear Shareholder:

You are cordially invited to attend our Annual General Meeting of Shareholders to be held at the offices of Arthur Cox, located at Arthur Cox Building, Ten Earlsfort Terrace, Dublin, D02 T380, Ireland, at 11:30 a.m. Dublin Time (6:30 a.m. Eastern Time) on Tuesday, May 15, 2018. The enclosed notice of Annual General Meeting of Shareholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. Our board of directors recommends that you vote “FOR” Proposals 1 and 2, as set forth in the proxy statement.

We look forward to seeing you there.

Very truly yours,

John H. Johnson
Chairman of the Board of Directors

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

to be held on Tuesday, May 15, 2018

Notice is hereby given that the 2018 Annual General Meeting of Shareholders (the “Annual Meeting”) of Strongbridge Biopharma plc, an Irish public limited company (the “Company”), will be held at the offices of Arthur Cox, located at Arthur Cox Building, Ten Earlsfort Terrace, Dublin, D02 T380, Ireland, at 11:30 a.m. Dublin Time (6:30 a.m. Eastern Time) on Tuesday, May 15, 2018, to receive the Company’s Irish statutory financial statements for the fiscal year ended December 31, 2017 and the reports of the directors and auditors thereon, to review the affairs of the Company and to consider and vote upon the following proposals:

1.

To re-elect, by separate resolutions, Matthew Pauls and Garheng Kong, who retire in accordance with the Articles of Association of the Company and, being eligible, offer themselves for re-election as Class III directors to serve until the 2021 Annual General Meeting of Shareholders and until such time as their successors are duly elected and qualified; and

2.

To ratify, in a non-binding vote, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 and to authorize, in a binding vote, the board of directors, acting through its Audit Committee, to determine Ernst & Young LLP’s remuneration.

The proposals to be voted on at the Annual Meeting are more fully described in the enclosed proxy statement. In addition, shareholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

The board of directors has fixed the close of business on March 28, 2018 as the record date for the determination of shareholders entitled to receive notice of and to attend, speak and vote at the Annual Meeting. Only shareholders of record at the close of business on March 28, 2018 will be entitled to receive notice of and to attend, speak and vote at the Annual Meeting or any adjournment or postponement thereof.

The board of directors believes that the resolutions to be proposed at the Annual Meeting are in the best interests of the Company and its shareholders. Accordingly, the directors unanimously recommend that you vote “FOR” each of the proposals as they intend to do in respect of any shares held by them.

You are encouraged to attend the Annual Meeting, where you will have the option to vote your shares in person.

Whether or not you plan to attend the Annual Meeting, we encourage you to vote your shares: (i) by 11:30 a.m. Dublin Time (6:30 a.m. Eastern Time) on May 13, 2018 by following the “Vote by Internet” instructions on the enclosed proxy card, (ii) by 11:30 a.m. Dublin Time (6:30 a.m. Eastern Time) on May 13, 2018 by following the “Vote by Phone” instructions on the enclosed proxy card, or (iii) by completing, dating and signing the enclosed proxy card and returning it in the accompanying postage paid envelope, which must be received by 11:30 a.m. Dublin Time (6:30 a.m. Eastern Time) on May 13, 2018.  All proxies will be forwarded electronically to the Irish office of the Company’s transfer agent, Computershare.

A shareholder entitled to attend and vote at the Annual Meeting is entitled, using the form provided (or the form in section 184 of the Companies Act 2014 of Ireland), to appoint one or more proxies to attend, speak and vote instead of him or her at the Annual Meeting. A proxy need not be a shareholder of record.

By order of the Board of Directors,

Stephen J. Long
Company Secretary

Dublin, Ireland

April 13, 2018

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 15, 2018

The Notice of Annual General Meeting of Shareholders, Proxy Statement, Annual Report on Form 10‑K for the fiscal year ended December 31, 2017 and Irish statutory financial statements for the fiscal year ended December 31, 2017 are available free of charge on www.envisionreports.com/SBBP and on the investor relations page of the Company’s website found at www.strongbridgebio.com.

Presentation of Irish Statutory Financial Statements

The Irish statutory financial statements of the Company for the fiscal year ended December 31, 2017, including the reports of the directors and auditors thereon, will be presented at the Annual Meeting. There is no requirement under Irish law that such statutory financial statements be approved by shareholders, and no such approval will be sought at the Annual Meeting. The Company’s Irish statutory financial statements are available with the other proxy materials at www.envisionreports.com/SBBP and on the investor relationship section of the Company’s website at www.strongbridgebio.com.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ATTENDING AND VOTING AT THE ANNUAL GENERAL MEETING OF SHAREHOLDERS AND OTHER GENERAL INFORMATION	1
CORPORATE GOVERNANCE	5
Board of Directors	5
Board Composition	7
Board Leadership Structure	7
Director Independence	8
Committees of the Board of Directors	8
Board Meetings and Attendance	10
Oversight of Risk	10
Communications with Our Directors	10
Code of Business Conduct and Ethics	10
Policies and Procedures for Related Party Transactions	11
EXECUTIVE OFFICERS	12
EXECUTIVE AND DIRECTOR COMPENSATION	13
Summary Compensation Table	13
Narrative to Summary Compensation Table	13
Outstanding Equity Awards at December 31, 2017	14
Stock Option and Restricted Stock Unit Grants	15
Potential Payments Upon Termination of Employment or Following a Change of Control	15
Director Compensation	16
Non-Employee Director Equity Compensation Plan	17
Equity Compensation Plan	19
2017 Inducement Plan	21
EQUITY COMPENSATION PLAN INFORMATION	23
AUDIT-RELATED MATTERS	24
Audit Committee Report	24
Audit Fees and Services	25
Pre-Approval Policies and Procedures	26
MATTERS TO BE VOTED ON	27
Proposal 1 Election of Class III Directors	27
Proposal 2 To Ratify, in a Non-Binding Vote, the Selection of Ernst & Young LLP as Our Independent Registered Public Accounting Firm for the Fiscal Year Ending December 31, 2018 and to Authorize, in a Binding Vote, the Board of Directors, acting through its Audit Committee, to Determine Ernst & Young LLP’s Remuneration	28
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	29
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	31
OTHER MATTERS	32
Solicitation of Proxies	32
Householding of Annual and Extraordinary Meeting Materials	32
Deadline for Submission of Shareholder Proposals for 2019 Annual General Meeting of Shareholders	32
Annual Report and Other SEC Filings	32

PROXY STATEMENT FOR THE ANNUAL GENERAL MEETING OF

SHAREHOLDERS

TO BE HELD ON TUESDAY, MAY 15, 2018

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS, ATTENDING AND VOTING AT
THE ANNUAL GENERAL MEETING OF SHAREHOLDERS AND OTHER GENERAL
INFORMATION

1.           Why did I receive this Proxy Statement?

This proxy statement is being made available to you by delivering a printed version to you by mail, because the board of directors (the “board of directors”) of Strongbridge Biopharma plc (the “Company,” “Strongbridge,” “we” or “us”) is soliciting your proxy to vote at the 2018 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at the offices of Arthur Cox, located at Arthur Cox Building, Ten Earlsfort Terrace, Dublin, D02 T380, Ireland, at 11:30 a.m. Dublin Time (6:30 a.m. Eastern Time) on Tuesday, May 15, 2018, and at any adjournment or postponement thereof.

The Notice of Annual General Meeting of Shareholders, Proxy Statement (including a proxy card or voting instruction card, as applicable) and Annual Report on Form 10‑K for the fiscal year ended December 31, 2017 (the “2017 Annual Report”) were first mailed to shareholders on or about April 13, 2018.

The Notice of Annual General Meeting of Shareholders, Proxy Statement, 2017 Annual Report and Irish statutory financial statements for the fiscal year ended December 31, 2017 are available free of charge on www.envisionreports.com/SBBP and on the investor relations section of the Company’s website at www.strongbridgebio.com.  We will provide without charge to each shareholder, including any beneficial owner, on the written or oral request of such shareholder, a copy of any such documents. Requests for such copies should be directed to the Company Secretary at the Company’s principal executive offices at 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053, United States of America.

2.           Who is eligible to vote and how?

If your shares are actually registered in your name, you are a shareholder of record. Shareholders of record who are entered in the register of members of the Company, as at the close of business on March 28, 2018, shall be entitled to attend, speak, ask questions and vote at the Annual Meeting or, if relevant, any adjournment thereof. Changes in the register after that time will be disregarded in determining the right of any person to attend and/or vote at the meeting. As at the record date for the Annual Meeting, the close of business on March 28, 2018, there were 45,531,827 ordinary shares in the capital of the Company outstanding and entitled to vote.

Depending on whether your shares are registered in your name or whether your shares are held in “street name” the arrangements for voting are as follows:

Shareholder of Record: Shares Registered in Your Name

As a shareholder of record you may vote in one of the following ways:

By Telephone: You may submit your proxy by calling the toll-free number noted on your proxy card. Telephone proxy submission is available 24 hours a day and will be accessible until 11:30 a.m. Dublin Time (6:30 a.m. Eastern Time) on May 13, 2018. Easy to follow voice prompts allow you to submit your proxy and confirm that your instructions have been properly recorded. You may confirm that your instructions have been properly recorded. Shareholders who submit their proxy by telephone should be aware that they may incur costs, such as usage charges from telephone companies, and that these costs must be borne by the shareholder.

Over the Internet: You may also choose to vote over the Internet by following the instructions set out in the proxy card enclosed with this proxy statement. Internet voting is also available 24 hours a day and will be accessible until 11:30 a.m. Dublin Time (6:30 a.m. Eastern Time) on May 13, 2018. As with telephone proxy submission, you may confirm that your instructions have been properly recorded. Shareholders who vote through the Internet should be aware that they may incur costs, such as usage charges from Internet service providers, and that these costs must be borne by the shareholder.

By Mail: If you wish to vote by mail, please mark the enclosed proxy card, date and sign it, and promptly return it in the postage-paid envelope provided, to be received by 11:30 a.m. Dublin Time (6:30 a.m. Eastern Time) on May 13, 2018 (which will be forwarded electronically to the Irish office of the Company’s transfer agent, Computershare).

In Person at the Annual Meeting: You may vote in person by attending the Annual Meeting and submitting a ballot. Ballots will be available at the Annual Meeting.

If you are a shareholder of record and you choose to submit your proxy by telephone by calling the toll-free number on your proxy card, your use of that telephone system, and in particular the entry of your pin number/other unique identifier, will be deemed to constitute your appointment, in writing and under hand, and for all purposes of the Companies Act 2014 of Ireland, of each of A. Brian Davis and Stephen J. Long, as your proxy to vote your shares on your behalf in accordance with your telephone instructions.

If your proxy is properly completed, the shares it represents will be voted at the Annual Meeting as you instructed. If you submit your proxy, but do not provide instructions, your proxy will be voted in accordance with the board of director’s recommendations as set forth in the Notice of Annual General Meeting of Shareholders.

The appointment of a proxy to vote your shares will not preclude a shareholder of record from attending, speaking, asking questions and voting at the Annual Meeting should the shareholder subsequently wish to do so.  A proxy need not be a shareholder of the Company.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If, as at close of business on March 28, 2018, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organisation, who in turn hold through The Depository Trust Company (“DTC”), then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization, together with instructions as to voting. You will need to carefully follow the instructions from your broker, bank or other agent and/or contact your broker, bank or other agent if you have any queries.

As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account as per the instructions enclosed by your broker. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the Annual Meeting unless you contact your broker and obtain a valid proxy card from your broker or other agent.

Therefore. as a beneficial owner of shares registered in the name of your broker, bank or other agent, who in turn hold through DTC, you should have received a voting instruction card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the voting instruction card as per the instructions from your broker, bank or other agent to ensure that your vote is counted.

3.           What is the “quorum” requirement for the Annual Meeting?

A quorum is required in order to proceed with any business at the Annual Meeting. A quorum requires the presence, in person or by proxy, of the holders of shares entitled to exercise a majority of the voting power of the Company. For the purposes of establishing a quorum, abstentions and “broker non-votes” (as described below) will be counted as present.

4.           Assuming there is a quorum, what vote is required to approve each proposal being voted upon at the Annual Meeting?

Every shareholder present, in person or by proxy, shall have one vote for every ordinary share of which he or she is the holder or proxy.

The voting requirements for each of the proposals are as follows:

Proposal 1: To Elect Class III Directors

Each of our directors is elected by a plurality of the votes cast, in person or by proxy.

Proposal 2: To Ratify, in a Non-Binding Vote, the Selection of Ernst & Young LLP as the Company’s Independent Public Accounting Firm and to Authorize, in a Binding Vote, the Board of Directors to Determine its Remuneration

A simple majority of votes cast at the Annual Meeting is required to ratify, on a non-binding basis, the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2018 and authorize, on a binding basis, the board of directors acting through its Audit Committee, to determine Ernst & Young LLP’s remuneration.

5.           What is a Broker Non-Vote?

A “broker non-vote” occurs when a broker holding shares for a beneficial owner (that is, in “street name”) does not vote on a particular agenda item because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Although brokers have discretionary power to vote your shares with respect to “routine” matters, they do not have discretionary power to vote your shares on “non-routine” matters pursuant to New York Stock Exchange (“NYSE”) rules.

If you do not provide voting instructions for proposals which are considered “non-routine”, a “broker non-vote” occurs. The non-binding vote to ratify Ernst & Young LLP as our independent registered public accounting firm and the binding vote to authorize the board of directors, acting through its Audit Committee, to determine Ernst & Young LLP’s remuneration (Proposal 2) is considered a routine matter under applicable NYSE rules, and your brokerage firm will be able to vote on this item even if it does not receive voting instructions from you, so long as it holds your shares in its name.  The elections of directors (Proposal 1) is considered a “non-routine” matter under applicable NYSE rules and therefore your broker will not be able to vote your shares with respect to this proposal unless the broker receives appropriate instructions from you.  Please instruct your bank or broker so your vote can be counted.

6.           Can I change my vote after submitting my proxy?

Shareholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy before it is voted at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•

you may submit another properly completed proxy on a later date within the proxy voting deadlines described above by Internet or by telephone or by signing and returning a new proxy card with a later date;

•

you may send a written notice that you are revoking your proxy to Stephen Long, Company Secretary, Strongbridge Biopharma plc at 900 Northbrook Drive, Suite 200, Trevose, PA 19053, United States of America or by email to s.long@strongbridgebio.com. Your notice must be received before the commencement of the meeting at 11:30 a.m. Dublin time (6:30 a.m. Eastern Time) on May 15, 2018 or if the Annual Meeting is adjourned, before the commencement of the adjourned meeting; or

•	you may attend the Annual Meeting and vote in person.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

Persons who hold their shares through a bank, brokerage firm or other nominee may change their voting instructions by following the requirements of their bank or broker, or by obtaining a legal proxy from their bank or broker and submitting the legal proxy within the proxy voting deadlines described above.

7.           Will I have dissenters’ rights?

No dissenters’ rights are available under Irish law or our Articles of Association to any shareholder with respect to any of the matters proposed to be voted on at the Annual Meeting.

8.           What does it mean if I receive more than one set of materials?

If you receive more than one set of materials, your shares are registered in more than one name or are registered in different accounts. In order to vote all the shares you own, you must sign and return all of the proxy cards or follow the instructions for any alternative voting procedure on each of the proxy cards you receive.

CORPORATE GOVERNANCE

Board of Directors

Set forth below are the names and certain biographical information about each member of our board of directors as of the date of this proxy statement.

Matthew Pauls and Garheng Kong are standing for election as Class III directors at the Annual Meeting.

The information presented below includes each director’s principal occupation and business experience for at least the past five years and the names of other public companies of which he or she has served as a director during the past five years.

Name	Age	Position
Matthew Pauls	47	Chief Executive Officer and Director
John H. Johnson	60	Director, Chairman of the Board
Richard S. Kollender	48	Director
Garheng Kong, M.D., Ph.D.	42	Director
Jeffrey W. Sherman, M.D., FACP	63	Director
Mårten Steen, M.D., Ph.D.	42	Director
Hilde H. Steineger, Ph.D.	52	Director

Matthew Pauls has served as our Chief Executive Officer since August 2014 and as a member of our board of directors since September 2015. Mr. Pauls has served as a member of the board of directors of Savara Inc. (formerly Mast Therapeutics, Inc.), a publicly traded biopharmaceutical company, since October 2015. Prior to joining Strongbridge,  Mr. Pauls was Chief Commercial Officer of Insmed, Inc., a publicly traded biopharmaceutical company, from April 2013 to August 2014. Prior to Insmed,  Mr. Pauls worked at Shire Pharmaceuticals, a publicly traded specialty biopharmaceutical company, beginning in 2007 until March 2013, most recently as Senior Vice President, Head of Global Commercial Operations. Mr. Pauls also held positions at Bristol‑Myers Squibb, a publicly traded pharmaceutical company, in Brand Management and Payor Marketing, and at Johnson & Johnson, a publicly traded medical devices, pharmaceutical and consumer packaged goods manufacturer, in various U.S. and global commercial roles. He is a volunteer board member of the Pennington School in Pennington, New Jersey, and the Boys & Girls Clubs of Philadelphia. Mr. Pauls holds B.S. and M.B.A. degrees from Central Michigan University and a J.D. from Michigan State University College of Law.

Qualifications:  Mr. Pauls brings to our board of directors substantial business understanding and demonstrated management, business development, strategic planning and operational expertise having served in key leadership positions at multiple public companies in the biopharmaceutical industry, with a particular focus on therapies for rare diseases.  Through this experience, Mr. Pauls has developed a comprehensive understanding of the complex strategic, financial, legal and corporate governance issues facing public biopharmaceutical companies.

John H. Johnson has served as Chairman of our board of directors since March 2015. From January 2012 until August 2014, Mr. Johnson served as the President and Chief Executive Officer of Dendreon Corporation and as its Chairman from January 2012 until June 2014. From January 2011 until January 2012, he served as the Chief Executive Officer and a member of the board of Savient Pharmaceuticals, Inc. From November 2008 until January 2011, Mr. Johnson served as Senior Vice President and President of Eli Lilly and Company’s Oncology unit. He was also Chief Executive Officer of ImClone Systems Incorporated, which develops targeted biologic cancer treatments, from August 2007 until November 2008, and served on ImClone’s board of directors until it was acquired by Eli Lilly in November 2008. From 2005 to 2007, Mr. Johnson served as Company Group Chairman of Johnson & Johnson’s Worldwide Biopharmaceuticals unit, President of its Ortho Biotech Products LP and Ortho Biotech Canada units from 2003 to 2005, and Worldwide Vice President of its CNS, Pharmaceuticals Group Strategic unit from 2001 to 2003. Prior to joining Johnson & Johnson, he also held several executive positions at Parkstone Medical Information Systems, Inc., Ortho‑McNeil Pharmaceutical Corporation and Pfizer, Inc. Mr. Johnson is the former Chairman of Tranzyme Pharma, Inc., and former lead independent director of Sucampo Pharmaceuticals, Inc. Mr. Johnson currently serves as a member of the board of directors of Melinta Pharmaceuticals, Inc., Aveo Pharmaceuticals, Inc.,  Histogenics Corporation, and Portola Pharmaceuticals, Inc. He previously served as a member of the board of directors for the Pharmaceutical Research and Manufacturers of America and the Health

Section Governing Board of Biotechnology Industry Organization. Mr. Johnson holds a B.S. from the East Stroudsburg University of Pennsylvania.

Qualifications:  Mr. Johnson brings to our board of directors extensive leadership, business and governance experience having served as a chief executive office and on the board of directors of numerous public biopharmaceutical companies. Mr. Johnson’s strong leadership qualities and industry knowledge position him well to provide valuable insights to both management and his fellow board members on issues facing our company.

Richard S. Kollender has served as a member of our board of directors since March 2015. Since January 2011, he has served as a Partner and Executive manager of Quaker Partners Management, LP, a healthcare investment firm, which he initially joined in 2003, and was promoted to Partner in 2005. Since August 2016, Mr. Kollender has served as Chief Business Officer and Chief Financial Officer of Rapid Micro Biosystems. Mr. Kollender previously served as a director of Celator Pharmaceuticals, Inc., Rapid Micro Biosystems, Inc.,  Insmed, Inc.,  Nupathe, Inc.,  TargetRx, Inc., and Precision Therapeutics, Inc. Mr. Kollender has held positions in sales, marketing and worldwide business development at GlaxoSmithKline or GSK, and served as investment manager at S.R. One, the corporate venture capital arm of GSK. Mr. Kollender holds a B.A. in accounting from Franklin and Marshall College and an M.B.A. and Health Administration and Policy Degree (with Honors) from the University of Chicago and practiced as a certified public accountant for six years at public accounting firms including KPMG.

Qualifications:  Mr. Kollender has extensive knowledge and background related to accounting and financial reporting rules and regulations as well as the evaluation of financial results, internal controls and business processes.  His experience serving on the board of directors of numerous other biopharmaceutical companies and his knowledge and keen understanding of the issues facing public companies, and in particular, biopharmaceutical companies position him well to contribute to our board of directors.

Garheng Kong, M.D., Ph.D. has served as a member of our board of directors since September 2015. In July 2013, he founded, and has since served as managing partner of, HealthQuest Capital, a healthcare venture growth fund. Dr. Kong was a general partner at Sofinnova Ventures, a venture firm focused on life sciences, from September 2010 to December 2013. From May 2000 to September 2010, he worked at Intersouth Partners, a venture capital firm, serving most recently as a general partner. Dr. Kong currently serves as a director of Melinta Therapeutics, Inc.,  Histogenics Corporation, Alimera Sciences, Inc. and Laboratory Corporation of America Holdings. Dr. Kong holds a B.S. from Stanford University and an M.D., Ph.D. and M.B.A. from Duke University.

Qualifications:  Dr. Kong brings to the Board extensive knowledge and experience in both the healthcare and finance fields due to his medical background and his work in life science-related venture capital firms and has significant prior board experience with both public and privately held companies.

Jeffrey W. Sherman, M.D., FACP has served as a member of our board of directors since October 2016. He currently serves as the Chief Medical Officer and Executive Vice President at Horizon Pharma plc. He brings more than 25 years of research, clinical development, regulatory and commercialization experience within the biopharmaceutical industry. He is a member of a number of professional societies, a diplomat of the National Board of Medical Examiners and the American Board of Internal Medicine, and also serves on the Board of Advisors of the Center for Information and Study on Clinical Research Participation (CISCRP). He previously held positions at IDM Pharma Takeda Global Research and Development, Neopharm, Searle/Pharmacia, Bristol-Myers Squibb, and is past president of the Drug Information Association (DIA). Dr. Sherman earned his M.D. from the Rosalind Franklin University of Medicine and Science/The Chicago Medical School. He completed internship and residency programs at Northwestern University Feinberg School of Medicine, where he currently serves as an adjunct assistant professor, and a fellowship program at the University of California San Francisco. He received a B.A. in Biology from Lake Forest College.

Qualifications: With over 25 years of research, clinical development, regulatory and commercialization experience within the biopharmaceutical industry, Dr. Sherman brings critical knowledge and expertise to our board of directors relating to the development and commercialization of biopharmaceutical products.  In addition, his experience serving in senior leadership positions at multiple public biopharmaceutical companies provides him with keen insight into the issues facing these companies.

Mårten Steen, M.D., Ph.D. has served as a member of our board of directors since December 2014. Since April 2010, he has served as a Partner of HealthCap VI, L.P., a venture capital firm investing in life science companies. Prior to HealthCap, from February 2008 until March 2010, Dr. Steen served as director at Merck Serono SA, a biopharmaceutical company. Currently, he serves as a member of the board of directors of BioClin Therapeutics, Inc. He previously served on the boards of Ultragenyx Pharmaceutical Inc., Wilson Therapeutics AB, Altimmune, Inc. and FerroKin Biosciences. Dr. Steen holds a B.Sc. in Business Administration, an M.D., and a Ph.D. in Clinical Chemistry, all from Lund University.

Qualifications:  Dr. Steen brings extensive venture capital experience in evaluating opportunities and managing healthcare portfolio businesses as well as multiple board experiences at other biopharmaceutical companies, providing him with critical insights on the issues facing our company.  His experience working with global business development, focusing on both product and technology licensing, is also extremely valuable to management.

Hilde H. Steineger, Ph.D. has served as a member of our board of directors since January 2014. She is a Co-founder of NorthSea Therapeutics B.V., where she serves as Chief Operating Officer. She previously served as Head of Strategic Innovation Management in the Nutrition & Health Division of BASF and as Head of Global Omega 3 Innovation Management at Pronova BioPharma ASA, a BASF company, from April 2013 to May 2015. From August 2007 to June 2010, Dr. Steineger was Head of Investor Relations for Pronova BioPharma and Vice President Business Development in Pronova BioPharma from November 2009 to April 2013. Dr. Steineger is a board member and Head of the Audit Committee of Nordic Nanovector ASA. Dr. Steineger also serves as a director of PCI Biotech AS. She previously served as a member of the board of directors of Aifew AS, Algeta ASA, Weifa AS, Invent2 AS, Alertis AS, Clavis Pharma ASA and Biotech Pharmacon ASA. Dr. Steineger holds a Ph.D. in medical biochemistry from University of Oslo and an M.Sc. in molecular biology/biotechnology.

Qualifications:  Dr. Steineger brings extensive experience in the business/finance and life sciences areas, including as a financial analyst covering life sciences companies, as a venture capitalist at a life science venture fund and as head of business development at a leading pharmaceutical company. This broad experience from a diverse set of industries has provided Dr. Steineger with the opportunity to develop strong analytical and leadership skills which, along with her medical biochemistry background, allows her to provide valuable insight to our board of directors.

Board Composition

The Irish Companies Act provides for a minimum of two directors for public limited companies. Our Articles of Association provide for a minimum of two directors and a maximum of 13 directors. Our shareholders may from time to time increase or reduce the maximum number, or increase or reduce the minimum number (subject to the minimum requirements of the Irish Companies Act), of directors by special resolution. Our board of directors determines the number of directors within the range of two to 13. Our board currently consists of seven directors.

Our Articles of Association divide our board of directors into three classes, with members of each class being elected to staggered three-year terms. At each annual general meeting, directors will be elected for a full term of three years to succeed those directors of the relevant class whose terms are expiring. A nominee is elected to the board of directors by a plurality of votes cast. Our Class I directors, consisting of Drs. Steineger and Steen, were elected at our annual general meeting in May 2016 for a term ending at the conclusion of the Company’s 2019 annual general meeting and until such time as their successors are duly elected and qualified.  Our Class II directors, consisting of Messrs. Johnson and Kollender, and Dr. Sherman, were elected at our annual general meeting in May 2017 for a term ending at the conclusion of the Company’s 2020 annual general meeting and until such time as their successors are duly elected and qualified.  Our Class III directors, consisting of Dr. Kong and Mr. Pauls, have been nominated for election at our Annual Meeting for a term ending at the conclusion of the Company’s 2021 annual general meeting and until such time as their successors are duly elected and qualified.

Board Leadership Structure

The roles of Chairman of the board of directors and Chief Executive Officer are held separately. Our board of directors has determined that its leadership structure is appropriate and effective for us at this time, given our stage of development.

Director Independence

Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, our board of directors has determined that each of our directors (other than Mr. Pauls, our Chief Executive Officer), representing six of our seven directors, is independent under the applicable rules and regulations of the Nasdaq Stock Market (“Nasdaq”). In making such determinations, the board of directors considered the relationships that each such non-employee director has with the Company and all other facts and circumstances the board of directors deemed relevant in determining their independence.

Committees of the Board of Directors

The standing committees of our board of directors consist of an audit committee, a compensation committee and a nomination and governance committee. Each committee operates under a charter. Copies of each committee’s charter are posted on the “Investors” tab of our website, which is located at www.strongbridgebio.com.

Audit Committee

The current members of our audit committee are Richard S. Kollender, Hilde H. Steineger and Jeffrey Sherman, with Mr. Kollender serving as chairman. Our board of directors has determined that each member of our audit committee is independent under Rule 10A‑3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable listing requirements of Nasdaq, and that each member of our audit committee satisfies the other listing requirements of Nasdaq for audit committee membership. Our board of directors has also determined that two of the three members of our audit committee, Mr. Kollender and Dr. Steineger, qualify as an “audit committee financial expert,” as such term is defined by the SEC, and that he or she has the requisite level of financial sophistication required by the continued listing standards of Nasdaq.

Under the Audit Committee Charter, our audit committee is authorized to take the following actions, among others:

▪	approve and retain the independent auditors to conduct the annual audit of our financial statements;
▪	review the proposed scope and results of the audit;
▪	review and pre-approve audit and non-audit fees and services;
▪	review accounting and financial controls with the independent auditors and our financial and accounting staff;
▪	review and approve transactions between us and our directors, officers and affiliates;
▪	establish procedures for complaints received by us regarding accounting matters; and
▪	oversee internal audit functions, if any.

Compensation Committee

The current members of our compensation committee are John H. Johnson, Garheng Kong and Richard S. Kollender, with Mr. Johnson serving as chairman. Our board of directors has determined that each member of our compensation committee is independent under the applicable listing requirements of Nasdaq.

Under the Compensation Committee Charter, our compensation committee is authorized to take the following actions, among others:

▪

review at least annually the goals and objectives of the Company’s executive compensation plans, and amend, or recommend that the board of directors amend, these goals and objectives if the committee deems it appropriate;

▪

evaluate annually the performance of our Chief Executive Officer in light of the goals and objectives of the Company’s executive compensation plans and make recommendations to the board of directors with respect to the Chief Executive Officer’s compensation level based on this evaluation;

▪

evaluate annually the performance of the other executive officers of the Company in light of the goals and objectives of the Company’s executive compensation plans, and determine the compensation of such other executive officers; and

▪

review at least annually the Company’s general compensation plans and other employee benefit plans, including incentive compensation and equity-based plans, in light of the goals and objectives of these plans, and recommend that the board of directors amend these plans if the committee deems it appropriate.

Nomination and Governance Committee

The current members of our nomination and governance committee are Mårten Steen, John H. Johnson and Garheng Kong, with Dr. Steen serving as chairman. Our board of directors has determined that each member of our nomination and governance committee is independent under the applicable listing requirements of Nasdaq.

Under the Nomination and Governance Committee Charter, our nomination and governance committee is authorized to take the following actions, among others:

▪	assist in identifying, recruiting and, if appropriate, interviewing candidates to fill positions on the board of directors;
▪	recommend the director nominees for election by the shareholders or appointment by the board of directors, as the case may be, pursuant to our Articles of Association;
▪	make recommendations to the board of directors regarding the size and composition for each standing committee of the board of directors and monitor the functioning of the various committees; and
▪	evaluate and determine at least annually the appropriate level of compensation for the board of directors and committee service by non-employee directors.

Director nominees are considered by our nomination and governance committee on a case-by-case basis. Among the qualifications considered in the selection of candidates, the nomination and governance committee will consider the following attributes: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the committee considers appropriate in the context of the needs of the board of directors. The nomination and governance committee will consider these criteria for nominees identified by the committee, the board of directors, by shareholders, or through other sources.

The nomination and governance committee will make a preliminary assessment of each proposed nominee based upon the résumé and biographical information, an indication of the individual’s willingness to serve, and other relevant information. This information will be evaluated against the criteria set forth above and the specific needs of the Company at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the needs of the Company may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the nomination and governance committee will determine which nominee(s) to submit for election. The nomination and governance committee will use the same process for evaluating all nominees, regardless of the original source of the nomination.

When current directors are considered for nomination for reelection, the nomination and governance committee will take into consideration their prior contributions and performance as well as the composition of our board of directors as a whole, including whether the board of directors reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity, and other desired qualities.

It is our nomination and governance committee’s responsibility to consider shareholder proposals for nominees for election as directors that are nominated in accordance with our Articles of Association, and other applicable laws, including the rules and regulations of the SEC and any stock market on which our ordinary shares are listed for trading or quotation. Generally, such recommendations made by a shareholders entitled to notice of, and to vote at, the meeting at which such proposed nominee is to be considered are required to be written and received by the Secretary of the Company by no later than the close of business on the day that is no less than 120 days prior to the first anniversary of the day of release to the shareholders of the Company’s proxy statement in respect of the preceding year’s annual general meeting, provided, however, that in the event that the date of the annual general meeting is changed by more than 30 days from the date contemplated at the time of the preceding year’s proxy statement, notice by the shareholder must be so delivered by close of business on the day that is not less than the later of (a) 150 days prior to the day of the contemplated annual general meeting or (b) ten days after the day on which public announcement of the date of the contemplated annual general meeting is first made by the Company. The notice must set forth all of the information required by the Company’s Articles of Association to be considered by the nomination and governance committee and the board of directors.

Board Meetings and Attendance

The board of directors met ten times during 2017 and acted by written consent one time. During 2017, each board member attended at least 75% of the aggregate of the number of board meetings held during his or her term, and of the meetings held by all committees of the board on which he or she then served.

We have not adopted a formal policy regarding director attendance at the annual general meeting of shareholders. Mr. Pauls attended our 2017 annual general meeting of shareholders in his capacity as Chief Executive Officer and as a representative of the board of directors.

Oversight of Risk

Our board of directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our board of directors and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our board of directors oversees risk management activities relating to business strategy, acquisitions, capital raising and allocation, organizational structure and certain operational risks; our audit committee oversees risk management activities related to financial controls and legal and compliance risks; our compensation committee oversees risk management activities relating to our compensation policies and practices and management succession planning; our nomination and corporate governance committee oversees risk management activities relating to board composition. Each committee reports to the full board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full board discuss such risks.

Communications with Our Directors

Our board of directors will give appropriate attention to written communications that are submitted by shareholders and will respond if and as appropriate. The chairman of the board, or otherwise the chair of the nomination and governance committee, and the Company Secretary are primarily responsible for monitoring communications from shareholders and other interested parties and provides copies or summaries of such communications to the other directors as he considers appropriate. Shareholders who wish to communicate with our board of directors may do so by addressing such communications to Board of Directors, c/o Company Secretary, Strongbridge Biopharma plc, 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053. Communications will be forwarded to other directors if they relate to substantive matters that the chairman of the board or chair of the nomination and governance committee considers appropriate for attention by the other directors.

Code of Business Conduct and Ethics

Our Code of Business Conduct and Ethics is applicable to all of our directors, officers and employees and is posted on the Investors section of our website, which is located at www.strongbridgebio.com. Our Code of Business Conduct and Ethics provides that our directors, officers and employees are expected to avoid any action, position or interest that conflicts with the interests of our company or gives the appearance of a conflict. We expect that any amendment to this code, or any waivers of its requirements, will be disclosed on our website. Information contained on, or that can be accessed through, our website is not incorporated by reference into this document, and you should not consider information on our website to be part of this document.

Policies and Procedures for Related Party Transactions

We have adopted a policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our voting securities and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our audit committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons, in which the amount involved exceeds $120,000 and such person would have a direct or indirect material interest, must first be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee is to consider the material facts of the transaction, including, but not limited to: the benefits to the Company; the impact on a director’s independence in the event the transaction involves a director, an immediate family member of a director or an entity in which a director is a general partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally.

Except as described below, there have been no related party transactions since January 1, 2017.

On October 6, 2017, we sold 4,000,000 ordinary shares in a public offering.  Two of our existing shareholders holding in excess of 5% of our outstanding shares prior to the public offering, Armistice Capital LLC and Broadfin Capital LLC, purchased shares in the public offering for $6.0 million and $2.5 million, respectively.

On January 25, 2018, we sold 5,000,000 ordinary shares in a public offering.  One of our existing shareholders holding in excess of 5% of our outstanding shares prior to the public offering, Broadfin Capital LLC, purchased shares in the public offering for $2.0 million.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers as of the date of this Proxy Statement.

Name	Age	Position
Matthew Pauls	47	Chief Executive Officer and Director
A. Brian Davis	51	Chief Financial Officer
Frederic Cohen, M.D.	53	Chief Medical Officer
Stephen Long	52	Chief Legal Officer

In addition to the biographical information for Matthew Pauls, which is set forth above under “Corporate Governance—Board of Directors,” set forth below is certain biographical information about our other executive officers.

A.Brian Davis has served as our Chief Financial Officer since March 2015. Prior to joining Strongbridge,  Mr. Davis served as Senior Vice President and Chief Financial Officer at Tengion, Inc., a publicly traded regenerative medicine company, from August 2010 to December 2014. In December 2014, Tengion, Inc. filed a petition for relief under Chapter 7 of Title 11 of the United States Bankruptcy Code. From 2009 to July 2010, Mr. Davis served in a consulting capacity as Chief Financial Officer of Neose Technologies, Inc., a biopharmaceutical company. Mr. Davis worked at Neose Technologies, Inc. from 1994 to 2009, where he held several positions of increasing responsibility, including Senior Vice President and Chief Financial Officer. Mr. Davis is licensed as a certified public accountant, and received a B.S. in accounting from Trenton State College and an M.B.A. from The Wharton School at the University of Pennsylvania.

Fredric Cohen, M.D. has served as our Chief Medical Officer since November 2016. Dr. Cohen joined Strongbridge in August 2015 and held roles of increasing responsibility, including Senior Vice President, Global Research and Development, and Vice President, Clinical Research and Development, prior to his promotion to Chief Medical Officer. Fred is an endocrinologist by training with more than 20 years of drug and business development experience, most recently focused in development and commercialization of rare disease and specialty products. Prior to joining Strongbridge, Fred provided strategic and operational counsel to life science companies, actively supporting their development and licensing functions. Prior to that, he served as Executive Director, Clinical Pipeline, at Aptalis Pharma, where he was responsible for innovation strategy as well as building and advancing the company’s specialty pharma pipeline. He has also held research and development positions with Johnson & Johnson and Eli Lilly & Company. Fred holds an M.D. from Pennsylvania State University College of Medicine and an A.B. in biology from Franklin and Marshall College.

Stephen Long has served as our Chief Legal Officer since March 2015 and as Company Secretary since September 2015. Prior to joining Strongbridge,  Mr. Long served as Counsel at the law firm of Reed Smith LLP, from April 2013 to February 2015. He previously served at C.R. Bard, Inc., a medical device manufacturing company, from October 2000 to May 2012 in the roles of Vice President, General Counsel, as Vice President, and Secretary, and as Associate General Counsel. Mr. Long also served as Assistant General Counsel, Consumer Healthcare, at Warner‑Lambert Company, and as Counsel for the company’s pharmaceutical division from February 1998 to September 2000. Mr. Long held positions earlier in his career at the law firm of Willkie Farr & Gallagher and Bankers Trust Company. Mr. Long received his B.S. from the School of Industrial and Labor Relations at Cornell University and his J.D. from Albany Law School of Union University.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table sets forth information concerning cash and non-cash compensation paid for 2017 and 2016 to certain of our executive officers (referred to herein as “our executive officers”).

				Stock	Restricted	All Other
		Salary	Bonus	awards	Share Units	Compensation	Total
Name and position	Year	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)
Matthew Pauls	2017	500,000	350,000	764,965	—	10,124	1,625,089
Chief Executive Officer	2016	468,000	198,900	600,750	157,600	1,170	1,426,420
A. Brian Davis	2017	354,835	182,030	367,183	—	8,639	912,687
Chief Financial Officer	2016	334,750	123,858	173,550	78,800	1,038	711,996
Fredric Cohen, M.D.(5)	2017	395,200	200,366	352,904	—	8,089	956,559
Chief Medical Officer	2016	318,747	134,900	107,892	87,620	977	650,136

(1)	The amounts in this column represent the discretionary bonuses paid with respect to 2017 and 2016 performance.
(2)	The fair value of all stock options granted during the periods covered by the table are calculated on the grant date in accordance with ASC 718‑10‑30‑3 which represented the grant date fair value.
(3)

The fair value of the shares of restricted stock issued during the periods covered by the table are calculated on the grant date in accordance with ASC 718‑10‑30‑3 which represented the grant date fair value.

(4)

All other compensation received that does not properly report in any other column of the table including insurance premiums paid by Strongbridge with respect to term life insurance, company match on employee’s 401(k) contributions and club membership fees.

(5)	Dr. Cohen’s employment commenced in August 2015 and he was promoted to Chief Medical Officer in November 2016.

Narrative to Summary Compensation Table

We have entered into employment agreements with Matthew Pauls, A. Brian Davis and Fredric Cohen. The employment agreements outline the terms of the employment relationship, including any potential severance benefits. We believe that the employment agreements provide certainty to our management team and help to retain the leadership necessary for our company to succeed.

Employment Agreements

We entered into an employment agreements with each of Messrs. Pauls and Davis and Dr. Cohen for their service as President and Chief Executive Officer, Chief Financial Officer and Chief Medical Officer, respectively. The agreements are effective until terminated by either the Company or the executive officer, in either case in accordance with the terms of the agreement. The agreements also provide for annual incentive bonus targets for Messrs. Pauls and Davis, and Dr. Cohen of 50%, 40% and 40%, respectively. Under the agreements, our executive officers are entitled to participate in benefits offered by us for similarly situated employees, including the Company’s paid time-off policy.

Each employment agreement provides for severance benefits detailed below under “Potential Payments upon Terminations of Employment or Following a Change in Control.” Each employment agreement also contains a non-competition provision, which applies during the term of employment and for one year following termination, and a restrictive covenant with respect to non-disclosure of confidential information, which remains in effect during the term of employment and at all times thereafter.

Other Benefits

Our executive officers are eligible to participate in our employee benefit plans on the same basis as our other employees, including our health and welfare plans and our 401(k) plan. Under our 401(k) plan, participants may elect to make both pre- and post-tax contributions to their accounts in the plan, and we match 100% of those contributions up to 4% of compensation. Our executive officers are not eligible for retirement benefits other than under our 401(k) plan.  The company is not required to, and has not, set aside any amounts relating to pension or retirements.

Outstanding Equity Awards at December 31, 2017

The following table includes certain information with respect to option and restricted stock unit awards that were outstanding as of December 31, 2017 for our executive officers.

	Option Awards						Stock Awards
	Number of	Number of						Market
	Securities	Securities					Number of	Value of
	Underlying	Underlying					Shares or	Shares or
	Unexercised	Unexercised		Option			Units of	Units of
	Options	Options		Exercise		Option	Stock That	Stock That
	(#)	(#)		Price	Grant	Expiration	Have Not	Have not
Name	Exercisable	Unexercisable		($)	Date	Date	Vested (#)	Vested ($)(1)
Matthew Pauls	72,727	—		8.06	8/23/2014	8/23/2019	40,000	290,000	(6)
	72,727	—		10.74	8/23/2014	8/23/2019
	81,818	—		13.43	8/23/2014	8/23/2019
	180,020	274,525	(2)	15.71	5/26/2015	5/26/2025
	37,751	126,562	(3)	3.94	2/26/2016	2/26/2026
	—	304,687	(3)	2.90	2/23/2017	2/23/2027
A. Brian Davis	21,591	32,954	(2)	15.71	5/26/2015	5/26/2025	20,000	145,000	(6)
	88,908	44,455	(4)	18.80	7/21/2015	7/21/2020
	28,438	36,562	(3)	3.94	2/26/2016	2/26/2026
	33,750	146,250	(3)	2.90	2/23/2017	2/23/2027
Fredric Cohen, M.D.	46,023	35,795	(5)	18.12	8/5/2015	8/5/2025	22,000	159,500	(7)
	13,125	16,875	(3)	3.94	2/26/2016	2/26/2026
	15,000	25,000	(5)	4.16	6/13/2016	6/13/2026
	2,500	7,500	(5)	3.90	11/23/2016	11/23/2026
	32,438	140,562	(3)	2.90	2/23/2017	2/23/2027

(1)	The market value of shares of stock that have not vested is based on the closing price of our ordinary shares on December 29, 2017, or $7.25 per share.
(2)

These stock options vest in three separate tranches. The first tranche vests in 16 equal quarterly installments commencing the first quarter subsequent to the grant date; the second tranche vests in 16 equal quarterly installments commencing on the date on which our shares begin trading on NASDAQ; and the third tranche vests one-half on the date on which the closing price of our shares as reported on NASDAQ equals $33.66 for Mr. Pauls, and $31.46 for Mr. Davis, for 20 consecutive trading days, so long as this occurs prior to May 26, 2019, and one-half on the one year anniversary of such initial vesting date. All of these options will fully vest and become exercisable upon a change of control provided that the executive is employed on the date of such change in control.

(3)

These options vest in 16 equal quarterly installments commencing with the first quarter subsequent to the grant date. These options will fully vest and become exercisable upon a change of control provided that the executive is employed on the date of such change of control.

(4)

These options vest in three equal annual tranches. The first tranche of these options vested on March 23, 2016. The second tranche vested on March 23, 2017. The third tranche vests on March 23, 2018. These options will fully vest and become exercisable upon a change of control provided that the executive is employed on the date of such change of control.

(5)

These options vest with respect to one-fourth of the shares to vest on the one-year anniversary of the Date of Grant and the remaining three-fourths of shares to vest in 12 equal, quarterly installments after the one-year anniversary of the Date of Grant. These options will fully vest and become exercisable upon a change in control provided that the executive is employed on the date of such change in control.

(6)	The restricted stock units vested on February 26, 2018.
(7)	The restricted stock units vest as follows: 13,000 vest on February 26, 2018; 5,000 vest on June 13, 2018; and 4,000 vest on November 23, 2018.

Prior to September 3, 2015, we did not have an equity compensation plan. Grants of stock options to the executive officers and other individuals were made through individual grant agreements.

Stock Option and Restricted Stock Unit Grants

Our Compensation Committee granted stock options to Messrs. Pauls and Davis and Dr. Cohen in February 2017 in the amounts of 375,000, 180,000, and 173,000, respectively, with an exercise price equal to the fair market value of our stock on the date of grant. These options vest in 16 equal quarterly installments commencing with the first quarter subsequent to the grant date, and will accelerate and vest upon a change of control provided that the executive is employed on the date of such change of control.

In 2016, our board of directors granted stock options and restricted stock units, or RSUs, to Messrs. Pauls and Davis, and Dr. Cohen. Messrs. Pauls and Davis, and Dr. Cohen were granted stock options in the amounts of 225,000, 65,000, and 30,000, respectively, and RSUs in the amounts of 40,000, 20,000 and 13,000, respectively.  In June 2016 and November 2016, our board of directors approved additional grants to Dr. Cohen of stock options in the amounts of 40,000 and 10,000 and RSUs in the amounts of 5,000 and 4,000, respectively.

The options granted in February 2016 vest in 16 equal quarterly installments commencing with the first quarter subsequent to the grant date. The options granted to Dr. Cohen in June 2016 and November 2016, vest with respect to one-fourth of the shares on the one-year anniversary of the Date of Grant and the remaining three-fourths of shares in 12 equal, quarterly installments after the one-year anniversary of the Date of Grant. All options will fully vest and become exercisable upon a change in control provided that the executive is employed on the date of such change in control. All RSUs vest, with respect to 100% of the grants, on the second anniversary following the date of grant, provided that the executive is employed by the Company on such vesting date and will fully vest upon a change of control of our company.  If and when the RSUs vest, the Company will issue to the executive one ordinary share of the Company for each whole RSU that has vested, subject to satisfaction of the executive’s tax withholding obligations.  The RSUs will cease to be outstanding upon such issuance of shares.

Potential Payments Upon Terminations of Employment or Following a Change of Control

The employment agreements with Messrs. Pauls and Davis, and Dr. Cohen provide that, upon a termination of employment by our company without “cause,” or by the executive for “good reason,” or due to the executive’s death, subject to the execution of a release of claims, he or she will be entitled to (1) an amount equal to the sum of 18 months of base salary and the target bonus for Mr. Pauls, or 12 months of base salary and the target bonus for our other executive officers, paid in installments over the 18‑month period following termination for Mr. Pauls or the 12‑month period following termination for our other executive officers, (2) a pro rata portion of the annual bonus that he or she would have been entitled to receive for the calendar year that includes the termination date, based on the actual achievement of the applicable performance goals, and (3) medical and dental benefits provided by us that are at least equal to the level of benefits provided to other similarly situated active employees until the earlier of (a) 18 months following the termination date for Mr. Pauls, or 12 months following the termination date for our other executive officers and (b) the date the executive becomes covered under a subsequent employer’s medical and dental plans.

In the event there is a change of control of our company and, during the 24‑month period following the change of control, any of our executive officers is terminated by us without cause, by the executive for good reason, or due to the executive’s death or, he or she will be entitled to the severance benefits detailed below and all unvested equity or equity‑based awards held by the executive will accelerate and vest. The severance benefits include (1) an amount equal to the sum of 24 months base salary and the target bonus for Mr. Pauls, or the sum of 18 months base salary and the target bonus for our other executive officers, paid in installments over the 24‑month period following termination for Mr. Pauls or the 18‑month period following termination for our other executive officers; and (2) the medical and dental benefits provided by us until the earlier of (a) 18 months following the termination date for Mr. Pauls or one year following the termination date of our other executive officers and (b) the date the executive becomes covered under a subsequent employer’s medical and dental plans.

Under the employment agreements, “cause” is defined as (1) the conviction of, or plea of guilty or nolo contendere to, any felony or any crime involving theft, embezzlement, dishonesty or moral turpitude, (2) any act constituting willful misconduct, deliberate malfeasance, dishonesty, or gross negligence in the performance of the individual’s duties, (3) the willful and continued failure to perform any of the individual’s duties, which has not been cured within 30 days following written notice from us, or (4) any material breach by the individual of the employment agreement or any other agreement with us, which has not been cured within 30 days following written notice from us. “Good reason” is defined as any of the following reasons unless cured by us within a specified period: (1) a material reduction of the individual’s base salary, other than a reduction that is applicable to other senior executives in the same manner and proportion, (2) the assignment of duties or responsibilities which are materially inconsistent with the individual’s position, (3) a change in the principal location at which the individual performs his or her duties to a new location that is more than 50 miles from the prior location or (4) a material breach of the employment agreement by us.  “Change of control ” is defined as the occurrence of any of the following:  (a) any person or group of persons becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; provided that if the person or group of persons is already deemed to own more than 50% of the total fair market value or total voting power, then the acquisition of additional stock by such person or group of persons shall not constitute an additional change of control; (b) the stockholders of the Company approve a plan of complete liquidation of the Company; (c) the sale or disposition of all or substantially all of the Company’s assets; or (d) a merger, consolidation or reorganization of the Company with or involving any other entity, other than a merger, consolidation or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a 50% of the combined voting power of the Company (or such surviving entity) outstanding immediately after such merger, consolidation or reorganization owned in approximately the same proportion of such ownership by each of the prior shareholders as prior to the transaction.  The following acquisitions are not considered to be a change of control of the Company: (A) an acquisition by the Company or entity controlled by the Company, or (B) an acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company.

The employment agreements also provide that, in the event that any of our other executive officers is subject to the excise tax under Section 4999 of the Code, the payments that would be subject to the excise tax will be reduced to the level at which the excise tax will not be applied unless such executive would be in a better net after‑tax position by receiving the full payments and paying the excise tax.

Director Compensation

Our board of directors’ compensation program for fiscal year 2017 provided for the following:

•	Annual Cash Retainer—$40,000
•	Additional Annual Cash Retainers
▪	Non‑Executive Chairman of the Board Retainer—$35,000
▪	Audit Committee Chair Retainer—$15,000
▪	Compensation Committee Chair Retainer—$10,000
▪	Governance Committee Chair Retainer—$7,500
▪	Audit Committee Member (other than Chairman) Retainer—$7,500
▪	Compensation Committee Member (other than Chairman) Retainer—$5,000
▪	Governance Committee Member (other than Chairman) Retainer—$3,750
•	Equity Compensation
▪

Initial Equity Grant—Option to purchase 60,000 shares, with one-third of the shares vesting on the first anniversary of the date of grant and the remaining two-thirds of the shares vesting in equal monthly installments over the 24‑month period that follows the first anniversary of the date of grant, provided that the director continues to provide services as a member of our board of directors continuously from the date of grant through the applicable vesting date.

▪	Annual Equity Grant—Option to purchase 40,000 shares with such option vesting in full on the first anniversary of the date of grant, provided that the director continues to provide services as a member of our board of directors continuously from the date of grant through the vesting date.

Our directors earned compensation in 2017 for their service on the board as summarized below:

		Fees earned	Options Awards (1)	Total
Name	Year	($)	($)	($)
John H. Johnson	2017	88,750	116,186	204,936
Richard S. Kollender	2017	60,000	116,186	176,186
Garheng Kong, M.D., Ph.D.	2017	48,750	116,186	164,936
Jeffrey W. Sherman, M.D., FACP	2017	47,500	116,186	163,686
Mårten Steen, M.D., Ph.D.	2017	47,500	116,186	163,686
Hilde H. Steineger, Ph.D.	2017	47,500	116,186	163,686

(1)	Amounts shown represent the aggregate grant date fair value of the option awards, computed in accordance with FASB ASC Topic 718.

The following table includes a summary of outstanding stock options as of December 31, 2017 for our directors:

Options
Name	Outstanding
John H. Johnson	147,767
Richard S. Kollender	117,188
Garheng Kong, M.D., Ph.D.	114,385
Jeffrey W. Sherman, M.D., FACP	100,000
Mårten Steen, M.D., Ph.D.	114,918
Hilde H. Steineger, Ph.D.	114,918

Non‑Employee Director Equity Compensation Plan

Our board of directors has adopted and our shareholders have approved, the Non‑Employee Director Equity Compensation Plan (the Non‑Employee Director Plan). The Non‑Employee Director Plan provides for the grant of nonstatutory stock options, stock awards, and restricted stock units to our non‑employee directors. The Non‑Employee Director Plan is effective as of September 3, 2015.

Authorized Shares.  A total of 828,904 shares of our ordinary shares have been reserved for issuance pursuant to the Non‑Employee Director Plan. The number of ordinary shares that we have reserved for issuance pursuant to the Non‑Employee Director Plan (the “Share Pool”) will be increased on the first day of each fiscal year, in an amount equal to one‑half percent (0.5%) of our outstanding ordinary shares on the last day of the immediately preceding fiscal year. The Share Pool will be reduced on the date of grant, by one ordinary share for each award under the Non‑Employee Director Plan; provided that awards that are valued by reference to our ordinary shares but are required to be paid in cash pursuant to their terms will not reduce the Share Pool. If and to the extent options terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any stock awards or awards of restricted stock units (including restricted stock received upon the exercise of options) are forfeited, the ordinary shares subject to such awards will again be available for awards under the Share Pool. Notwithstanding the foregoing, shares tendered by individual grantees, or withheld by us, as full or partial payment to us upon the exercise of options will not become available for issuance again under the Non‑Employee Director Plan.

Plan Administration.  Our board administers the Non‑Employee Director Plan. Subject to the provisions of the Non‑Employee Director Plan, our board has the power to determine the terms of the awards, including the exercise price, the number of ordinary shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. To the maximum extent permitted by law, no member of our board will be liable for any action taken or decision made in good faith relating to the Non‑Employee Director Plan or any award granted thereunder.

Stock Options.  The exercise price of options granted under the Non‑Employee Director Plan may be equal to or greater than the fair market value of our ordinary shares on the date of grant. The term of an option may not exceed ten years. After the termination of service of a non‑employee director for any reason other than death, disability or cause (as defined in the Non‑Employee Director Plan), he or she may exercise the vested portion of his or her option for 90 days. If termination is due to death (or death occurs within 90 days after the director’s termination date) or disability, the vested portion of the option will remain exercisable for one year. However, in no event may an option be exercised later than the expiration of its term. The entire option is forfeited upon a termination for Cause. In addition, if a non‑employee director has engaged in conduct that constitutes cause, any shares acquired upon exercise of an option for which we have not yet delivered the share certificates shall be automatically forfeited to us in exchange for payment of the exercise price paid for such shares.

Stock Awards.  Stock awards may be granted under the Non‑Employee Director Plan. Stock awards are grants of our ordinary shares that vest in accordance with terms and conditions established by the board. The board will determine the number of ordinary shares granted as stock awards to a non‑employee director and the consideration, if any, to be paid for such shares. The board may impose whatever conditions to vesting it determines to be appropriate (for example, the board may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the board, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Ordinary shares subject to stock awards that do not vest are subject to forfeiture.

Restricted Stock Units.  Restricted stock units may be granted under the Non‑Employee Director Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one ordinary share. The board determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The amount payable as a result of the vesting of a restricted stock unit will be distributed as soon as practicable following the vesting date and in no event later than the fifteenth date of the third calendar month of the year following the vesting date of the restricted stock unit (or as otherwise permitted under Section 409A of the Internal Revenue Code); provided, however, that an individual grantee may, if and to the extent permitted by our board, elect to defer payment of restricted stock units in a manner permitted by Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, the board, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Non‑Transferability of Awards.  Unless our board provides otherwise, the Non‑Employee Director Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments.  In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Non‑Employee Director Plan, the board will adjust the number and class of shares that may be delivered under the Non‑Employee Director Plan and/or the number, class and price per share of shares covered by each outstanding award.

Change of Control.  The Non‑Employee Director Plan provides that in the event of a change of control, as defined in the Non‑Employee Director Plan, where we are not the surviving corporation (or we survive only as a subsidiary of another corporation), unless our board determines otherwise, all outstanding awards will be assumed by, or replaced with comparable awards by, the surviving corporation (or a parent or subsidiary of the surviving corporation). In the event the surviving corporation in such change of control (or a parent or subsidiary of the surviving corporation) does not assume or replace the outstanding awards with comparable awards, (i) we will provide written notice of such change of control to each individual grantee with outstanding awards; (ii) all outstanding options will automatically accelerate and become fully vested and exercisable; (iii) all outstanding stock awards will become vested and deliverable in accordance with the Non‑Employee Director Plan; and (iv) all outstanding restricted stock units will become vested and deliverable in accordance with the Non‑Employee Director Plan.

Notwithstanding the foregoing, if there is a change of control, our board may require that grantees surrender outstanding options in exchange for a payment of cash or stock equal to the amount by which the fair market value of the shares exceeds the exercise price and/or, after giving grantees an opportunity to exercise options, terminate all unexercised options, with such surrender or termination taking place as of the date of the change of control or such other date that our board specifies.

Amendment; Termination.  Our board has the authority to amend, suspend or terminate the Non‑Employee Director Plan provided such action does not impair the existing rights of any participant. The Non‑Employee Director Plan automatically terminates in 2025, unless we terminate it sooner. We will obtain shareholder approval of any amendment to the Non‑Employee Director Plan as required by applicable law or listing requirements.

Equity Compensation Plan

Our board of directors has adopted, and our shareholders have approved, the 2015 Equity Compensation Plan (the “2015 Plan”). The 2015 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees and any parent or subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock awards, and restricted stock units to our employees, directors and consultants and our parent or subsidiary corporations’ employees and consultants. The 2015 Plan is effective as of September 3, 2015.

Authorized Shares.  A total of 4,949,426 ordinary shares have been reserved for issuance pursuant to the 2015 Plan. The ordinary shares that we have reserved for issuance pursuant to the 2015 Plan (the “Share Pool”), will be increased on the first day of each fiscal year, in an amount equal to four percent (4.0%) of our outstanding ordinary shares on the last day of the immediately preceding fiscal year. A maximum of 1,000,000 ordinary shares may be subject to awards made under the 2015 Plan to any individual during a calendar year, subject to adjustment as provided in the 2015 Plan. The maximum number of shares that may be issued under the 2015 Plan as incentive stock options is 4,949,426. The Share Pool will be reduced on the date of grant, by one ordinary share for each award under the 2015 Plan; provided that awards that are valued by reference to our ordinary shares but are required to be paid in cash pursuant to their terms will not reduce the Share Pool. If and to the extent options terminate, expire, or are canceled, forfeited, exchanged, or surrendered without having been exercised, or if any stock awards or awards of restricted stock units (including restricted stock received upon the exercise of options) are forfeited, the ordinary shares subject to such awards will again be available for awards under the Share Pool. Notwithstanding the foregoing, the following ordinary shares will not become available for issuance under the 2015 Plan: (i) shares tendered by individual grantees, or withheld by us, as full or partial payment to us upon the exercise of options granted under the 2015 Plan and (ii) shares withheld by, or otherwise remitted to us to satisfy an individual grantee’s tax withholding obligations upon the lapse of restrictions on stock awards, or the exercise of options granted under the 2015 Plan.

Plan Administration.  Our compensation committee administers the 2015 Plan. Subject to the provisions of the 2015 Plan, our compensation committee has the power to determine the terms of the awards, including the exercise price, the number of ordinary shares subject to each such award, the exercisability of the awards and the form of consideration, if any, payable upon exercise. To the maximum extent permitted by law, no member of our board or our compensation committee will be liable for any action taken or decision made in good faith relating to the 2015 Plan or any award granted thereunder.

Stock Options.  The exercise price of options granted under the 2015 Plan may be equal to or greater than the fair market value of our ordinary shares on the date of grant. The term of an option may not exceed ten years, except that the term of an incentive stock option granted to any employee who owns more than 10% of the voting power of all classes of our outstanding stock must not exceed five years and the exercise price must equal to at least 110% of the fair market value of our ordinary shares on the grant date. After the termination of service of an employee, director or consultant for any reason other than death, disability or cause (as defined in the 2015 Plan), he or she may exercise the vested portion of his or her option for 90 days. If termination is due to death (or death occurs within 90 days after the individual’s termination date) or disability, the vested portion of the option will remain exercisable for one year. However, in no event may an option be exercised later than the expiration of its term. The entire option is forfeited upon a termination for Cause. In addition, if an employee, director or consultant has engaged in conduct that constitutes cause, any shares acquired upon exercise of an option for which we have not yet delivered the share certificates shall be automatically forfeited to us in exchange for payment of the exercise price paid for such shares.

Stock Awards.  Stock awards may be granted under the 2015 Plan. Stock awards are grants of our ordinary shares that vest in accordance with terms and conditions established by the compensation committee. The compensation committee will determine the number of shares of granted as stock awards to any employee, director, or consultant and the consideration, if any, to be paid for such shares. The compensation committee may impose whatever conditions to vesting it determines to be appropriate (for example, the compensation committee may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the compensation committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Ordinary shares subject to stock awards that do not vest are subject to forfeiture.

Restricted Stock Units.  Restricted stock units may be granted under the 2015 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one ordinary share. The compensation committee determines the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to us) and the form and timing of payment. The amount payable as a result of the vesting of a restricted stock unit will be distributed as soon as practicable following the vesting date and in no event later than the fifteenth date of the third calendar month of the year following the vesting date of the restricted stock unit (or as otherwise permitted under Section 409A of the Internal Revenue Code); provided, however, that an individual grantee may, if and to the extent permitted by our compensation committee, elect to defer payment of restricted stock units in a manner permitted by Section 409A of the Internal Revenue Code. Notwithstanding the foregoing, the compensation committee, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed.

Performance‑Based Awards.  Certain stock awards or restricted stock units granted under the 2015 Plan may be granted in a manner that should be deductible by us under Section 162(m) of the Internal Revenue Code. These awards, referred to as performance‑based awards, will be determined based on the attainment of written performance goals approved by the compensation committee. The performance‑based awards will be based upon one or more of the following objective criteria: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) return on shareholders’ equity; (vi) attainment of strategic and operational initiatives; (vii) customer income; (viii) economic value‑added models; (ix) maintenance or improvement of profit margins; (x) stock price (including total shareholder return), including, without limitation, as compared to one or more stock indices; (xi) market share; (xii) revenues, sales or net sales; (xiii) return on assets; (xiv) book value per share; (xv) expense management; (xvi) improvements in capital structure; (xvii) costs; and (xviii) cash flow. The foregoing criteria may relate to the company, one or more of our subsidiaries or one or more of our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as determined by the compensation committee. In addition, to the degree consistent with the Internal Revenue Code, the performance criteria may be calculated without regard to extraordinary, unusual and/or non‑recurring items. With respect to performance‑based awards, (i) the compensation committee will establish the objective performance goals applicable to a given period of service while the outcome for that performance period is substantially uncertain and no later than 90 days after the commencement of that period of service (but in no event after 25% of that period of service has elapsed) and (ii) no awards will be granted to any participant for a given period of service until the compensation committee certifies that the objective performance goals (and any other material terms) applicable to that period have been satisfied.

Non‑Transferability of Awards.  Unless our compensation committee provides otherwise, the 2015 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments.  In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2015 Plan, the compensation committee will adjust the number and class of shares that may be delivered under the 2015 Plan and/or the number, class and price per share of shares covered by each outstanding award, and the numerical share limits set forth in the 2015 Plan.

Change of Control.  The 2015 Plan provides that in the event of a change of control, as defined in the 2015 Plan, where we are not the surviving corporation (or we survive only as a subsidiary of another corporation), unless our compensation committee determines otherwise, all outstanding awards will be assumed by, or replaced with comparable awards by, the surviving corporation in such change of control (or a parent or subsidiary of the surviving corporation). In the event the surviving corporation (or a parent or subsidiary of the surviving corporation) in such change of control does not assume or replace the outstanding awards with comparable awards, (i) we will provide written notice of such change of control to each individual grantee with outstanding awards; (ii) all outstanding options will automatically accelerate and become fully vested and exercisable; (iii) all outstanding stock awards will become vested and deliverable in accordance with the 2015 Plan; and (iv) all outstanding restricted stock units will become vested and deliverable in accordance with the 2015 Plan.

Notwithstanding the foregoing, if there is a change of control, our board may require that grantees surrender outstanding options in exchange for a payment of cash or stock equal to the amount by which the fair market value of the shares exceeds the exercise price or, after giving grantees an opportunity to exercise options, terminate all unexercised options, with such surrender or termination taking place as of the date of the change of control or such other date that our board specifies.

Amendment; Termination.  Our board has the authority to amend, suspend or terminate the 2015 Plan provided such action does not impair the existing rights of any participant. The 2015 Plan automatically terminates in 2025, unless we terminate it sooner. We will obtain shareholder approval of any amendment to the 2015 Plan as required by applicable law or listing requirements.

2017 Inducement Plan

On February 23, 2017, our board of directors adopted the 2017 Inducement Plan (the “Inducement Plan”), pursuant to which we (along with our affiliates and subsidiaries) may grant equity-based awards to new employees. The purpose of the Inducement Plan is to attract valued employees by offering them a greater stake in our success and a closer identity with us, and to encourage ownership of our ordinary shares by such employees.

The Inducement Plan was adopted without shareholder approval pursuant to Rule 5635(c)(4) of the NASDAQ Listing Rules. In accordance with Rule 5635(c)(4) of the NASDAQ Listing Rules, awards under the Inducement Plan may only be made to individuals who were not previously an employee or a non-employee director of the Company or any of our subsidiaries (or who had a bona fide period of non-employment with the Company and our subsidiaries) who is hired by the Company or a subsidiary.  Subject to adjustments described in the Inducement Plan, we may issue up to 2,500,000 of our ordinary shares in the form of stock options, stock awards and restricted stock units to eligible recipients.

Administration.  Our compensation committee administers the Inducement Plan and is authorized to determine, among other things, the persons to whom inducement awards will be made and the terms of such awards.

Stock Options. The exercise price of options granted under the Inducement Plan will be equal to or greater than the fair market value of our ordinary shares on the date the options are granted and the term of any option will not exceed ten years from the date of the grant. After a termination of service for any reason other than death, disability or cause (as defined in the Inducement Plan), the grantee of an option award may exercise the vested portion of his or her option for 90 days. If termination is due to death (or death occurs within 90 days after the individual’s termination date) or disability, the vested portion of the option will remain exercisable for one year. However, in no event may an option be exercised later than the expiration of its term. The entire option will be forfeited upon a termination for cause. In addition, if an employee, director or consultant has engaged in conduct that constitutes cause, any shares acquired upon exercise of an option for which we have not yet delivered the share certificates will be automatically forfeited to us in exchange for payment of the exercise price paid for such shares.

Stock Awards and Restricted Stock Units.  Ordinary shares issued or transferred pursuant to stock awards may be issued or transferred for consideration or for no consideration, and may be subject to restrictions or no restrictions, as determined by the compensation committee.  Each restricted stock unit will be granted with respect to one ordinary share or will have a value equal to the fair market value of one ordinary share.  Restricted stock units will be paid in cash, ordinary shares, or other securities, other awards or other property, as determined by the compensation committee, upon the lapse of the restrictions applicable thereto. The amount payable as a result of the vesting of a restricted stock unit will be distributed as soon as practicable following the vesting date and in no event later than the fifteenth date of the third calendar month of the year following the vesting date of the restricted stock unit (or as otherwise permitted under Section 409A of the Internal Revenue Code); provided, however, that an individual grantee may, if and to the extent permitted by our compensation committee, elect to defer payment of restricted stock units in a manner permitted by Section 409A of the Internal Revenue Code.  Except as otherwise set forth in an award agreement, if a grantee ceases to be employed by, or provide services to, us, any stock award or restricted stock units held by the grantee that are subject to transfer restrictions will be forfeited.

Non‑Transferability of Awards.  Except as otherwise permitted by an award agreement or by our compensation committee, the Inducement Plan generally does not allow for the transfer of awards made under the Inducement Plan, except by will or by the laws of descent and distribution.

Certain Adjustments.  In the event of certain changes in our capitalization, to prevent dilution or enlargement of the benefits or potential benefits available under the Inducement Plan, the compensation committee will adjust the number and class of shares that may be delivered under the Inducement Plan and/or the number, class and price per share of shares covered by each outstanding award, and the numerical share limits set forth in the Inducement Plan.

Change of Control.  The Inducement Plan provides that in the event of a change of control, as defined in the Inducement Plan, where we are not the surviving corporation (or we survive only as a subsidiary of another corporation), unless our compensation committee determines otherwise, all outstanding awards will be assumed by, or replaced with comparable awards by, the surviving corporation in such change of control (or a parent or subsidiary of the surviving corporation). In the event the surviving corporation (or a parent or subsidiary of the surviving corporation) in such change of control does not assume or replace the outstanding awards with comparable awards, (i) we will provide written notice of such change of control to each individual grantee with outstanding awards; (ii) all outstanding options will automatically accelerate and become fully vested and exercisable; (iii) all outstanding stock awards will become vested and deliverable in accordance with the Inducement Plan; and (iv) all outstanding restricted stock units will become vested and deliverable in accordance with the Inducement Plan.

Notwithstanding the foregoing, if there is a change of control, our board may require that grantees surrender outstanding options in exchange for a payment of cash or stock equal to the amount by which the fair market value of the shares exceeds the exercise price or, after giving grantees an opportunity to exercise options, terminate all unexercised options, with such surrender or termination taking place as of the date of the change of control or such other date that our board specifies.

Amendment; Termination.  Our board has the authority to amend or terminate the Inducement Plan at any time; provided, however, that the board will not amend the Inducement Plan without shareholder approval if such approval is required in order to comply with applicable laws or stock exchange requirements. The Inducement Plan automatically terminates in 2027, unless we terminate it sooner.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to ordinary shares that may be issued under our equity compensation plans issued as of December 31, 2017:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	3,394,153	(1)	$4.39	577,436
Equity compensation plans not approved by security holders(3)	1,206,650	(2)	4.89	293,350
Total	4,600,803			870,786

(1)

This number includes the following: 2,766,790 ordinary shares subject to outstanding awards granted under the 2015 Equity Compensation Plan as of December 31, 2017, of which 2,527,540 ordinary shares were subject to outstanding stock options and 239,250 ordinary shares were subject to outstanding restricted stock unit awards; and 627,363 ordinary shares subject to outstanding awards granted in the form of options under the Non-Employee Director Equity Compensation Plan as of December 31, 2017.

(2)

This number represents ordinary shares subject to outstanding awards granted under the 2017 Inducement Plan, of which 1,178,650 ordinary shares were subject to outstanding stock options and 28,000 ordinary shares were subject to outstanding restricted stock unit awards as of December 31, 2017.

AUDIT-RELATED MATTERS

Audit Committee Report

The Audit Committee is composed of three non-employee directors and operates under a written charter adopted and approved by the board of directors. The board of directors, in its business judgment, has determined that each Audit Committee member is “independent” as such term is defined under the applicable Nasdaq Marketplace Rules and under Section 10A(m)(3) of the Exchange Act and Section 167 of the Companies Act 2014 of Ireland. The Company has identified each of Mr. Kollender and Dr. Steineger as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of SEC Regulation S-K.

The Audit Committee has sole authority to select and retain, oversee, and terminate the Company’s independent registered public accounting firm, to approve fees and other terms of the engagement, and to approve any permitted non-audit engagements with the independent registered public accounting firm. The Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors.

The Company’s management has the primary responsibility for the preparation, presentation, and integrity of the Company’s financial statements and the accounting and reporting process, including the systems of internal controls, and procedures to assure compliance with applicable accounting standards and applicable laws and regulations.

The Company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.

The Audit Committee’s responsibility is to independently monitor and review the financial reporting processes of the Company. However, the Audit Committee members are not professionals engaged in the practice of accounting or auditing, and must rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, although the Audit Committee members consult with and discuss these matters and their questions and concerns with management and the Company’s independent registered public accounting firm, the Audit Committee’s oversight cannot provide an independent basis to assure that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures consistent with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions cannot assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards; that the financial statements are presented in accordance with generally accepted accounting principles; or, that the Company’s independent registered public accounting firm is in fact “independent.”

In this context, the Audit Committee holds meetings throughout the year to, among other things, facilitate and encourage communication among the Audit Committee, management, and the Company’s independent registered public accounting firm.

In fulfilling the Audit Committee’s oversight responsibilities, the Audit Committee members reviewed and discussed (a) the audited financial statements for the fiscal year ended December 31, 2017, with the Company’s management and the independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of the Company’s audited financial statements with accounting principles generally accepted in the United States, including a discussion of their judgments as to the quality, not just the acceptability, of the Company’s accounting principles, (b) the reasonableness of significant judgments, (c) the clarity of disclosures in the financial statements, and (d) such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States.

The Audit Committee also discussed with the Company’s independent registered public accounting firm matters related to the conduct of the audit of the Company’s financial statements and matters required to be discussed by Auditing Standard No. 1301, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee’s discussions included a discussion of the background and experience of the independent auditor’s audit team assigned to the Company and the quality control procedures established by the independent registered public accounting firm. The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management. The Audit Committee met with the independent registered public accounting firm with and without management present to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and the aforementioned meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above and in the Audit Committee Charter, the Audit Committee recommended to the Company’s board of directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2017, for filing with the SEC, and selected Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

AUDIT COMMITTEE

Richard S. Kollender (Chairman)
Hilde H. Steineger
Jeffrey Sherman

The information contained in the foregoing report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Exchange, except to the extent that the Company specifically incorporates it by reference in such filing.

Audit Fees and Services

The following table sets forth the aggregate fees billed by Ernst & Young our independent registered public accounting firm as described below:

	2017	2016
Fee Category:	(in thousands)
Audit Fees(1)	$582	$535
Audit-Related Fees(2)	162	80
Tax Fees(3)	—	—
All Other Fees	—	—
Total Fees	$744	$615

(1)	Audit fees consist of fees for the audit of our financial statements, the review of our interim financial statements and statutory audits.
(2)	Audit-related fees included fees for consultations concerning financial and accounting matters not classified as audit services.
(3)	Tax fees consists of fees incurred for tax compliance, tax advice and tax planning and includes fees for tax return preparation and tax consulting.

The aggregate fees included in the Audit Fees are billed for the fiscal year. The aggregate fees included in the Audit-related fees and Tax Fees are fees billed in the fiscal year.

All such accountant services and fees were pre-approved by our audit committee in accordance with the “Pre-Approval Policies and Procedures” described below.

Pre-Approval Policies and Procedures

The audit committee of our board of directors has adopted policies and procedures for the pre-approval of audit and non-audit services for the purpose of maintaining the independence of our independent auditor. We may not engage our independent auditor to render any audit or non-audit service unless either the service is approved in advance by the audit committee, or the engagement to render the service is entered into pursuant to the audit committee’s pre-approval policies and procedures.

MATTERS TO BE VOTED ON

PROPOSAL 1: ELECTION OF CLASS III DIRECTORS

Background

Based upon the recommendation of the nomination and governance committee of our board of directors, our board of directors has nominated each of Matthew Pauls and Garheng Kong for re-election as Class III directors to serve a three-year term until the conclusion of the Company’s 2021 Annual General Meeting and until such time as their successors are duly elected and qualified. Both nominees are presently directors and their biographies are provided above under “Corporate Governance—Board of Directors.”

Unless otherwise instructed in the proxy, all proxies will be voted “FOR” the election of the nominees identified above. Shareholders who do not wish their shares to be voted for either of the nominees may so indicate by striking out the name of such nominee(s) on the proxy card. Each of the nominees has indicated his willingness to serve on our board of directors, if elected. If either nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. We do not contemplate that either of the nominees will be unable to serve if elected.

Board Recommendation

Our board of directors unanimously recommends that you vote “FOR” the election of each of Matthew Pauls and Garheng Kong as Class III directors.

Required Votes

Each of our directors are elected by a plurality of the votes cast, in person or by proxy.

PROPOSAL 2: TO RATIFY, IN A NON-BINDING VOTE, THE SELECTION OF ERNST & YOUNG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR

ENDING DECEMBER 31, 2018 AND TO AUTHORIZE, IN A BINDING VOTE, THE BOARD OF

DIRECTORS TO DETERMINE ITS REMUNDERATION

Background

The audit committee of our board of directors has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. Ernst & Young has served as our independent registered public accounting firm since our initial public offering in October 2015 and our board of directors recommends that the shareholders ratify, in a non-binding vote, the appointment of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and authorize, in a binding vote, the board of directors, acting through the audit committee of the board of directors, to determine Ernst & Young LLP’s remuneration.

Shareholder ratification of the appointment of Ernst & Young LLP as our independent auditor is not required by our articles of association or otherwise.  However, our board of directors is submitting the appointment of Ernst & Young LLP to the shareholders entitled to vote at the Annual Meeting for ratification as a matter of good corporate practice and because we value the views of our shareholders. If the shareholders fail to ratify the appointment of Ernst & Young LLP, the audit committee may reconsider this selection.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions from shareholders.

Resolution

RESOLVED, that the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 be and is hereby ratified, in a non-binding vote, and that the board of directors, acting through its audit committee, be and is hereby authorized, in a binding vote, to determine its remuneration.

Board Recommendation

Our board of directors recommends that you vote “FOR” the non-binding ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018 and the binding authorization of the board of directors, acting through the audit committee, to determine Ernst & Young LLP’s remuneration.

Required Vote

A simple majority of votes cast at the Annual Meeting is required to ratify, on a non-binding basis, the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2018 and authorize, on a binding basis, the board of directors, acting through the audit committee, to determine Ernst & Young LLP’s remuneration.

Abstentions will not have any effect on the outcome of this proposal because an abstention does not represent a vote cast.  The ratification of Ernst & Young LLP is a matter on which a broker or other nominee has discretionary voting authority, and thus, we do not expect any broker non-votes with respect to this proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of March 28, 2018 by:

▪	each of our directors and director nominees;
▪	each of our “named executive officers”;
▪	all of our directors and executive officers as a group; and
▪	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our ordinary shares.

The percentages in the columns entitled “Percentage of Shares Beneficially Owned” are based on a total of 45,531,827 ordinary shares outstanding as of March 28, 2018.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our ordinary shares. Our ordinary shares subject to options that are currently exercisable or exercisable within 60 days of March 28, 2018 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person. Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the ordinary shares beneficially owned by them, subject to community property laws, where applicable. Except as otherwise set forth below, the address of the beneficial owner is c/o Strongbridge Biopharma plc, 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053.

		Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Shareholders
Caxton Alternative Management LP	(1)	7,614,994	15.9%
Growth Equity Opportunities Fund III, LLC	(2)	5,141,308	11.0%
Vivo Capital VIII, LLC	(3)	3,952,397	8.4%
Broadfin	(4)	3,786,695	8.2%
HealthCap VI, L.P.	(5)	3,694,063	8.0%
Armistice Capital, LLC	(6)	2,870,000	6.3%

Executive Officers and Directors
Matthew Pauls	(7)	602,422	*
A. Brian Davis	(8)	272,866	*
Fredric Cohen, M.D.	(9)	164,036	*
John H. Johnson	(10)	147,767	*
Richard S. Kollender	(11)	117,188	*
Garheng Kong, M.D., Ph.D.	(12)	110,913	*
Jeffrey W. Sherman, M.D., F.A.C.P.	(13)	71,667	*
Mårten Steen, M.D., Ph.D.	(14)	111,446	*
Hilde H. Steineger, Ph.D.	(15)	111,446	*
All current directors and executive officers as a group (10 persons)(16)		1,977,100	4.2%

*      less than one percent

(1)

Based on the information disclosed in a Schedule 13D/A filed with the SEC on October 10, 2017 by Caxton Corporation (“Caxton”), CDK Associates, L.L.C. (“CDK”) and Bruce Kovner, in which Caxton, the manager of CDK, and Mr. Kovner, the Chairman and sole shareholder of Caxton, each reported shared voting and dispositive power with respect to 7,614,994 ordinary shares, which includes 7,202,433 ordinary shares beneficially owned by CDK and 412,561 ordinary shares beneficially owned by employees of an affiliate of Caxton. CDK reported shared voting and dispositive power with respect to 7,202,433 ordinary shares. The 7,202,433 ordinary shares beneficially owned by CDK represent 5,102,433 ordinary shares and warrants to purchase up to an aggregate of 2,100,000 ordinary shares.  The 412,561 ordinary shares beneficially owned by employees of an affiliate of Caxton represent 292,561 ordinary shares and warrants to purchase up to an aggregate of 120,000 ordinary shares. The reporting persons will be prohibited from exercising the warrants, if after giving effect to such exercise, they (together with any of their affiliates) would together beneficially own in excess of 4.99% of our ordinary shares outstanding immediately after giving effect to such exercise or 9.99% if the holder beneficially owns greater than 4.99% of the number of ordinary shares outstanding notwithstanding the ordinary shares issuable upon exercise of this warrant. The address of the reporting persons is 731 Alexander Road, Princeton, NJ, 08540.

(2)

Based on the information disclosed in a Schedule 13D/A filed with the SEC on January 6, 2017 by Growth Equity Opportunities Fund III, LLC (“GEO”), New Enterprise Associates 14, L.P. (“NEA 14”), NEA Partners 14, L.P. (“NEA Partners 14”), NEA 14 GP, LTD (“NEA 14 GP”), M. James Barrett, Peter J. Barris, Forest Baskett, Anthony A. Florence, Jr., Patrick J. Kerins, David M. Mott, Scott D. Sandell, Peter W. Sonsini, and Ravi Viswanathan, in which each reporting person reported shared voting and dispositive power with respect to 4,141,308 ordinary shares.  The number reported in the table above includes warrants to purchase up to an aggregate of 1,000,000 ordinary shares, which became exercisable subsequent to the Schedule 13D/A filed by the reporting persons. The reporting persons will be prohibited from exercising the warrants, if after giving effect to such exercise, they (together with any of their affiliates) would together beneficially own in excess of 4.99% of our ordinary shares outstanding immediately after giving effect to such exercise or 9.99% if the holder beneficially owns greater than 4.99% of the number of ordinary shares outstanding notwithstanding the ordinary shares issuable upon exercise of this warrant.  NEA 14 is the sole member of GEO, NEA Partners 14 is the sole general partner of NEA 14, and NEA 14 GP is the sole general partner of NEA Partners 14. Messrs. Barrett, Barris,  Baskett, Florence, Kerins, Mott, Sandell,  Sonsini and Viswanathan are the directors of NEA 14 GP. Each reporting person disclaims beneficial ownership of the ordinary shares reported other than those ordinary shares which such person owns of record. The address of each of GEO, NEA 14, NEA Partners 14, and NEA 14 GP is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.  The address of the principal business office for each of Messrs. Barris, Florence, Kerins and Mott is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815.  The address of the principal business officer for each of Messrs. Baskett,  Sandell,  Sonsini and Viswanathan is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, CA 94025.

(3)

Based on the information disclosed in a Schedule 13G/A filed with the SEC on February 12, 2018 by Vivo Capital VIII, LLC (“Vivo”), in which Vivo reported sole voting and dispositive power with respect to 3,952,397 ordinary shares. According to the Schedule 13G, the ordinary shares are held of record by Vivo Capital Fund VIII, L.P. (2,154,841 ordinary shares and 1,318,000 ordinary shares issuable upon exercise of 1,318,000 warrants exercisable within 60 days)) and Vivo Capital Surplus Fund VIII, L.P. (297,556 ordinary shares and 182,000 ordinary shares issuable upon exercise of 182,000 warrants). The reporting persons will be prohibited from exercising the warrants, if after giving effect to such exercise, they (together with any of their affiliates) would together beneficially own in excess of 4.99% of our ordinary shares outstanding immediately after giving effect to such exercise or 9.99% if the holder beneficially owns greater than 4.99% of the number of ordinary shares outstanding notwithstanding the ordinary shares issuable upon exercise of this warrant.  Vivo serves as the general partner for each of these entities. The address of Vivo is 505 Hamilton Street, Palo Alto, CA 94301.

(4)

Based on the information disclosed in a Schedule 13G/A filed with the SEC on February 13, 2018 by Broadfin Capital, LLC (“Broadfin Capital”), Broadfin Healthcare Master Fund, Ltd. (“Broadfin Fund”) and Kevin Kotler, in which each reporting person reported shared voting and dispositive power with respect to 3,786,695 ordinary shares. This number includes warrants to purchase up to an aggregate of 600,000 ordinary shares.  The reporting persons will be prohibited from exercising the warrants, if after giving effect to such exercise, they (together with any of their affiliates) would together beneficially own in excess of 4.99% of our ordinary shares outstanding immediately after giving effect to such exercise or 9.99% if the holder beneficially owns greater than 4.99% of the number of ordinary shares outstanding notwithstanding the ordinary shares issuable upon exercise of this warrant.  The address of Broadfin Capital and Mr. Kotler is Broadfin Capital, 300 Park Avenue, 25th floor, New York, NY 10022.  The address of Broadfin Fund is 20 Genesis Close, Ansbacher House, Second Floor, PO Box 1344, Grand Cayman KY1‑1108, Cayman Islands.

(5)

Based on the information disclosed in a Schedule 13G/A filed with the SEC on January 30, 2018 by HealthCap VI, L.P. (“HealthCap”) and HealthCap VI GP S.A. (“HealthCap GP”), in which each reporting person reported shared voting and dispositive power with respect to 3,694,063 ordinary shares, which includes (i) 67,973 ordinary shares issuable upon exercise of options that are exercisable within 60 days and (ii) a warrant to purchase up to an additional 400,000 ordinary shares. The reporting persons will be prohibited from exercising the warrants, if after giving effect to such exercise, they (together with any of their affiliates) would together beneficially own in excess of 4.99% of our ordinary shares outstanding immediately after giving effect to such exercise or 9.99% if the holder beneficially owns greater than 4.99% of the number of ordinary shares outstanding notwithstanding the ordinary shares issuable upon exercise of this warrant.  HealthCap GP is the sole general partner of HealthCap. The address of HealthCap and HealthCap GP is 18, Avenue d’Ouchy, 1006 Lausanne, Switzerland.

(6)

Based on the information disclosed in a Schedule 13G/A filed with the SEC on February 14, 2018 by Armistice Capital, LLC, Armistice Capital Master Fund Ltd. and Steven Boyd, in which each reporting person reported shares voting and dispositive power with respect to 2,870,000 ordinary shares. The address of Armistice Capital, LLC and Mr. Boyd is 510 Madison Avenue, 22nd Floor, New York, New York 10022 and the address for Armistice Capital Master Fund Ltd. is c/o dms Corporate Services Ltd., 20 Genesis Close, P.O. Box 314, Grand Cayman KY1‑1104, Cayman Islands.

(7)	This number includes 579,814 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 28, 2018.
(8)	This number includes 259,500 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 28, 2018.
(9)	This number includes 155,688 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 28, 2018.

(10)	This number represents 147,767 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 28, 2018.
(11)	This number represents 117,188 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 28, 2018.
(12)	This number represents 110,913 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 28, 2018.
(13)	This number represents 71,667 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 28, 2018.
(14)	This number represents 111,446 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 28, 2018.
(15)	This number represents 111,446 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 28, 2018.
(16)	This number includes 1,922,116 ordinary shares that are subject to options that are or will vest and become exercisable within 60 days of March 28, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company was a foreign private issuer until December 31, 2017.  By virtue its status as a foreign private issuer, for the fiscal year ended December 31, 2017 our directors, executive officers, and persons who owned more than 10% of our outstanding ordinary shares (collectively, the “Section 16 insiders”) were not required to file with the SEC initial reports of ownership of our ordinary shares and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5 prior to January 1, 2018.  As result of our recent transition to domestic reporting status, the Section 16 insiders are now required to comply with Section 16(a) of the Exchange Act, effective as of January 1, 2018.

OTHER MATTERS

Our board of directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Solicitation of Proxies

This proxy is solicited on behalf of our board of directors.    We will bear the expenses connected with this proxy solicitation. We expect to pay banks, brokers and other nominees their reasonable expenses for forwarding proxy materials and annual reports to principals and obtaining their voting instructions. In addition to the use of the mails, our directors, officers and employees may, without additional remuneration, solicit proxies in person or by use of other communications media.

Householding of Annual and Extraordinary Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy materials may have been sent to multiple shareholders in the same household. We will promptly deliver a separate copy of any proxy materials to any shareholder upon request submitted in writing to us at Strongbridge Biopharma plc, 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053, Attention: Company Secretary.  Any shareholder who wants to receive separate copies of the proxy materials in the future, or who is currently receiving multiple copies and would like to receive only one copy for his or her household, should contact his or her bank, broker or other nominee record holder, or contact us at the above address and phone number.

Deadline for Submission of Shareholder Proposals for 2019 Annual General Meeting of Shareholders

Proposals of shareholders intended to be presented at our 2019 Annual General Meeting of Shareholders pursuant to Rule 14a‑8 promulgated under the Exchange Act must be received by us at our offices at 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053, Attention: Company Secretary, no later than December 7, 2018, in order to be included in the proxy statement and proxy card relating to that meeting.

In addition, our Articles of Association also provide that we be given advance notice of shareholder nominations for election to our board of directors and of other matters which shareholders wish to present for action at an annual general meeting of shareholders, other than matters included in our proxy statement in accordance with Rule 14a‑8 of the Exchange Act. The required proper written notice must be received by the Secretary at our registered office at the address noted above, no later than the 120 days prior to the first anniversary of the day of release to the shareholders of the Company’s proxy statement; provided, however, that in the event that the date of the annual general meeting is changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice by the member must be so delivered by close of business on the day that is not less than the later of (a) 150 days prior to the day of the contemplated annual general meeting or (b) ten days after the day on which public announcement of the date of the contemplated annual general meeting is first made by the Company.  In no event shall any adjournment or postponement of an annual general meeting, or the public announcement thereof, commence a new time period for the giving of a member’s notice as described above.

Annual Report and Other SEC Filings

Our Annual Reports on Form 10‑K, Quarterly Reports on Form 10‑Q, and Current Reports on Form 8‑K, as well as past annual reports on Form 20‑F and reports on Form 6‑K, are available on our corporate website www.strongbridgebio.com under the “Investors” tab. These and other SEC filings, including this proxy statement, are also available on the SEC’s website at www.sec.gov. The Company will provide, without charge, to any person upon written request or telephone call a copy of any of our SEC filings.  All such requests should be directed to our Company Secretary, Strongbridge Biopharma plc, 900 Northbrook Drive, Suite 200, Trevose, Pennsylvania 19053, or by calling (610) 254‑9200.

. Admission Ticket Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:30 a.m. Dublin Time (6:30 a.m. Eastern Time) on May 13, 2018. Vote by Internet • Go to www.envisionreports.com/SBBP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Submit your proxy by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR SUBMITTED YOUR PROXY BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE TO BE RECEIVED BY 11:30 A.M. DUBLIN TIME q (6:30 A.M. EASTERN TIME) ON MAY 13, 2018. A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. 1. To re-elect, by separate resolutions, the following individuals who retire as Directors in accordance with the Articles of Association of the Company and, being eligible, offer themselves for re-election as Class III directors: + For Against Abstain For Against Abstain 1.1 - Matthew Pauls 1.2 - Garheng Kong ForAgainst Abstain 2. To ratify, in a non-binding vote, the selection of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 and authorise, in a binding vote, the Board of Directors, acting through its Audit Committee, to determine the remuneration of the auditors. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual General Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + 1 U P X 02T9BC Annual General Meeting Proxy Card X IMPORTANT ANNUAL GENERAL MEETING INFORMATION

. 2018 Annual General Meeting Admission Ticket 2018 Annual General Meeting of Strongbridge Biopharma plc Shareholders Tuesday, May 15, 2018 at 11:30 a.m. Dublin Time Offices of Arthur Cox Ten Earlsfort Terrace Dublin, D02 T380, Ireland Upon arrival, please present this admission ticket and photo identification at the registration desk. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR SUBMITTED YOUR PROXY BY TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Strongbridge Biopharma plc Notice of 2018 Annual General Meeting of Shareholders Offices of Arthur Cox, Ten Earlsfort Terrace, Dublin, D02 T380, Ireland Proxy Solicited by Board of Directors for Annual General Meeting — May 15, 2018 A. Brian Davis and Stephen J. Long, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present, at the Annual General Meeting of Shareholders of Strongbridge Biopharma plc to be held on May 15, 2018 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted as instructed by the shareholder. If no such instructions are indicated, the proxies will have authority to vote FOR Proposals 1.1 and 1.2 (the re-elections of Matthew Pauls and Garheng Kong as Class III directors) and FOR Proposal 2 (to ratify the auditors and authorise the Board of Directors, acting through its Audit Committee, to determine the remuneration of the auditors). In their discretion, the proxies are authorised to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)